CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-203627 of the Variable Annuity-8 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated February 29, 2016 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and subsidiaries appearing in the Statement of Additional Information, which is part of the Registration Statement.

We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 8, 2016